Exhibit 99.1

NEWS RELEASE

DUCOMMUN INCORPORATED REJECTS UNSOLICITED, NON-BINDING INDICATION OF INTEREST FROM ALBION RIVER

Proposal undervalues Ducommun and does not fully reflect the Company’s proven, long-term growth initiatives.

Ducommun’s Board and Management remain focused on successfully delivering our Vision 2027 Strategy.

SANTA ANA, California (April 16, 2024) - Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”), a global supplier of innovative electronic systems and structural solutions for the aerospace and defense industry, today responded to an unsolicited, non-binding indication of interest dated April 1, 2024 from Albion River LLC (“Albion River”), a private direct investment firm, to acquire all outstanding shares of Ducommun for $60.00 per share in cash. The Board of Directors has unanimously determined it is not in the best interests of the Company and Ducommun shareholders to pursue further discussions regarding the proposal.

Consistent with its fiduciary duties and in consultation with its legal and financial advisors, our Board of Directors carefully reviewed and considered the offered pricing and the underlying proposed actions. Following that review, our Board of Directors concluded that the Company’s previously disclosed Vision 2027 Strategy reflects a substantially better long-term value creation opportunity for Ducommun’s shareholders.

Over the past seven years, our Board and Management team have effectively transformed the Company’s business with strategic acquisitions of engineered product businesses with high aftermarket mix, implementation of a value-based pricing strategy, significant facility consolidation, improved operations and customer metrics, a leaner management structure and many other cost reduction actions. Despite the impact of the COVID-19 pandemic and the 737MAX on our markets, Ducommun’s revenue has grown from $551M in 2016 to a new all-time revenue record of $757M in 2023. Also, Ducommun’s EBITDA margins have expanded from 10% in 2016 to 13% in 2023. As a result, the Company’s shareholders benefitted from an increase in market capitalization from approximately $286M at the end of 2016 to approximately $760M at the end of 2023. In addition, the Company managed through the COVID-19 pandemic and 737MAX with limited impact on its Adjusted EBITDA despite significant deterioration in the commercial aerospace industry. This was accomplished by growing its military and space business from $278M in 2018 to $421M in 2022 and through proactive cost management.

Since December 2022, Ducommun management has been executing its Vision 2027 Strategy by consolidating its facility footprint, continuing its targeted acquisition program, increasing the revenue proportion of engineered product and aftermarket content, executing our offloading strategy with defense primes in high growth segments of the defense budget, and by expanding content on key commercial aerospace platforms. These strategic initiatives already have positioned Ducommun to benefit from the continuing recovery in aircraft production rates over the next several years. Ducommun’s market capitalization has increased to approximately $760M at the end of 2023 from approximately $605M at the end of 2022, a 25.6% increase in a single year. Our Board of Directors and management team expect that, as previously disclosed in our Vision 2027 Strategy, by 2027 Ducommun will achieve $950M to $1,000M in net revenues (representing a 33 to 40% increase since 2022), with approximately 18% adjusted EBITDA margins. This would represent a gain of approximately 470 basis points since 2022 and approximately 13% adjusted operating income margins (an increase of approximately 470 basis points since 2022).

Our Board of Directors therefore believes that Albion River’s offered price and generic proposed actions significantly undervalues Ducommun and could distract our team from our Vision 2027 Strategy. Therefore, our board has reaffirmed that Ducommun is not for sale. We remain committed to our proven strategy to substantially grow the value of Ducommun. We value the views of our shareholders, and we are happy to consider any useful ideas to increase the long-term value of Ducommun. Our Board of Directors and management will continue to listen to all Ducommun shareholders and act in their collective best interests.

RBC Capital Markets, LLC is acting as a financial advisor to Ducommun, and Simpson Thacher & Bartlett LLP is acting as legal counsel.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the of the federal securities laws relating to Ducommun Incorporated, including any statements about its 2027 Vision Strategy and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in our reports filed with the Securities and Exchange Commission, including the Company’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward-looking statements to reflect subsequent events or circumstances.

CONTACTS:

Suman Mookerji, Senior Vice President, Chief Financial Officer, 657.335.3665

Steven Lipin/Lauren Odell, Gladstone Place Partners, 212.230.5930

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